Exhibit 99.1

Carlyle Credit Income Fund Announces Fourth Quarter and Full Year 2024 Financial Results and Declares Monthly Common and Preferred Dividends
New York – November 20, 2024 - Carlyle Credit Income Fund (“we,” “us,” “our,” “CCIF” or the “Fund”) (NYSE: CCIF) today announced its financial results for its fourth quarter and full year ended September 30, 2024. The full detailed presentation of the Fund’s fourth quarter and full year ended September 30, 2024 financial results can be viewed on the Fund’s website carlylecreditincomefund.com/investor-dashboard.
Lauren Basmadjian, CCIF’s Chief Executive Officer said, “We’re pleased with our 4Q and FY results and continue to execute the strategy we laid out when we first became investment advisor to CCIF in July 2023. Since becoming investment advisor, we have grown the dividend rate from 7.8% to 15.2%, an increase of 7.4%. As we enter 2025, we will continue to work to find attractive CLO equity opportunities for our shareholders.”
Over the past quarter, the Fund has successfully:
•Maintained the monthly dividend of 10.5 cents through February 2025, equating to a 15.16% annualized dividend based on share price as of November 19, 2024, or 16.64% based on the Fund’s NAV as of October 31, 2024.
•Funded $39.6 million in new CLO investments with a weighted average GAAP yield of 16.5%. The aggregate portfolio weighted average GAAP yield was 18.6% as of September 30, 2024.
•Completed a private placement of 5-year, 7.125% convertible preferred shares due 2029 for net proceeds of $10.7 million.
•Completed a registered direct placement of common shares at a premium to NAV for net proceeds of $11.5 million.
•Sold 850,000 common shares in connection with the ATM offering program at a premium to NAV for net proceeds of $6.8 million.
Net investment income was $0.30 per common share and core net investment income was $0.45 per common share for the fourth quarter of 2024. Net asset value per common share was $7.64 as of September 30, 2024. The total fair value of investments was $173.5 million as of September 30, 2024.
Dividends
CCIF is maintaining a monthly dividend on shares of the Fund’s common stock of $0.1050 per share for December 2024, and January and February 2025.

Security	Amount per Share	Record Dates	Payable Dates
Common Stock	$0.1050	December 18, 2024	December 31, 2024
		January 21, 2025	January 31, 2025
		February 18, 2025	February 28, 2025
CCIF is also pleased to announce the declaration of dividends on shares of the Fund’s 8.75% Series A Term Preferred Shares of $0.1823 per share for December 2024, and January and February 2025.
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Security	Amount per Share	Record Dates	Payable Dates
Series A Preferred Shares	$0.1823	December 18, 2024	December 31, 2024
		January 21, 2025	January 31, 2025
		February 18, 2025	February 28, 2025
Conference Call
The Fund will host a conference call at 10:00 a.m. EDT on Thursday, November 21, 2024 to discuss its fourth quarter financial results. Please register for the conference call here. The conference call information will also be available via a link on Carlyle Credit Income Fund’s website and the recording will be available on our website soon after the call’s completion.
About Carlyle Credit Income Fund
Carlyle Credit Income Fund (NYSE: CCIF) is an externally managed closed-end fund focused on investing in primarily equity and junior debt tranches of collateralized loan obligations (“CLOs”). The CLOs are collateralized by a portfolio consisting primarily of U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors. CCIF is externally managed by Carlyle Global Credit Investment Management L.L.C. (“CGCIM”), an SEC-registered investment adviser and wholly owned subsidiary of Carlyle. CCIF draws upon the significant scale and resources of Carlyle as one of the world's largest CLO managers.
Web: www.carlylecreditincomefund.com
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There may be events in the future, however, that we are not able to predict accurately or control. You should not place undue reliance on these forward-looking statements, which speak only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Contacts:

Investors:	Media:
Jane Cai	Kristen Greco Ashton
+1 (866) 277-8243 investorrelations@carlylecreditincomefund.com	+1 (212) 813-4763 kristen.ashton@carlyle.com

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